UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 10, 2017

GULFMARK OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33607

(Commission file number)

76-0526032

(I.R.S. Employer Identification No.)

842 West Sam Houston Parkway North, Suite 400, Houston, Texas (Address of principal executive offices)	77024 (Zip Code)

(713) 963-9522

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 10, 2017, GulfMark Offshore, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the NYSE has determined to commence proceedings to delist the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”) (ticker symbol GLF), from the NYSE because the average closing price per share of the Common Stock over a period of 30 consecutive trading days was below $1.00 per share, which is the minimum average closing price required to maintain listing on the NYSE under Section 802.01C of the NYSE Listed Company Manual. The Company advised the NYSE that it does not intend to cure such deficiency. Trading in the Common Stock on the NYSE was suspended after the close of trading on April 10, 2017.

Effective April 11, 2017, the Company’s Common Stock commenced trading in the “Pink Sheets” of the OTC Markets Group, Inc. (“OTC Pink”) under the symbol “GLFM.” The OTC Pink is a significantly more limited market than the NYSE, and quotation on the OTC Pink may result in a less liquid market available for existing and potential stockholders to trade the Common Stock and could further depress the trading price of the Common Stock. There can be no assurance that the Company’s Common Stock will continue to trade on OTC Pink or that any public market for the Common Stock will exist in the future, whether broker-dealers will continue to provide public quotes of the Company’s Common Stock on this market, whether the trading volume of the Company’s Common Stock will be sufficient to provide for an efficient trading market, whether quotes for the Company’s Common Stock may be blocked by the OTC Markets Group, Inc. in the future, or that the Company will be able to relist its Common Stock on a national securities exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2017	GULFMARK OFFSHORE, INC.

By: /s/ James M. Mitchell
James M. Mitchell
Executive Vice President & Chief Financial Officer

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